For Immediate Release

Corel Announces Results for Fourth Quarter & Fiscal 2001

Ottawa, Canada - February 1, 2002 - Corel Corporation (NASDAQ: CORL, TSE: COR) today announced results for its fourth quarter and fiscal 2001, ended November 30, 2001. All figures are reported in US currency.

Revenues for fiscal 2001 totaled $134.3 million, producing a net loss of $7.3 million or $(0.10) per share. Included in those figures are a number of non-recurring costs totaling approximately $8.5 million in the fourth quarter. These results compare to fiscal 2000 revenues of $157.5 million, resulting in a net loss of $55.3 million or $(0.80) per share. While Corel's revenue for fiscal 2001 declined by $23.2 million from the previous year, the company achieved a $48-million positive gain to its bottom line, a direct result of measures instituted across all areas of its operations to reduce expenditures. EBITDA for fiscal 2001 was $10.5 million, compared to a loss before interest, taxes, depreciation and amortization of $43.1 million for fiscal 2000.

Revenues for the fourth quarter of fiscal 2001 were $31.6 million, producing a net loss of $10.7 million or $(0.14) per share. This compares to revenues of $40.4 million, producing a net loss of $8.6 million or $(0.12) per share for the same period in fiscal 2000.

Cash, cash equivalents, short-term investments and restricted cash amounts at the end of fiscal 2001 stood at $122.4 million, compared to $128.6 million at the end of fiscal 2000.

"As today's results indicate, we made significant improvements to our overall financial position during 2001," said John Blaine, chief financial officer at Corel Corporation. "The financial discipline we injected into the company resulted in three consecutive profitable quarters. While recent events and general economic conditions impacted our revenues during the fourth quarter of 2001, our strict cost controls, healthy cash position and strengthened balance sheet helped mitigate the impact of these external factors."

"2001 was a turning point for Corel. We consistently met the milestones we laid out for the first phase of the three-year growth strategy we unveiled at the beginning of 2001," said Derek Burney, president and CEO of Corel. "We demonstrated we could operate the business profitably and introduced an unprecedented number of new products, including procreate, a brand new line of software for creative professionals.

"These achievements provide Corel with a strong foundation to support the successful completion of the next phase of our strategy. Our two strategic acquisitions announced in 2001 will enhance our capacity to deliver customizable, intuitive and collaborative content solutions and professional services to enterprise customers. 2002 will see the company make further investments as we leverage this momentum and continue to deliver products designed around the needs of several clearly-defined market segments."

Q4 2001 Highlights:

New Product Releases

In the fourth quarter, Corel released a number of new products. They include:

Corel® GRAPHICS SUITE 10 for Macintosh®: Designed to run on Mac® OS X and classic Mac operating systems 8.6 to 9.2, this suite features the award-winning applications CorelDRAW® 10, Corel PHOTO-PAINT® 10 and Corel R.A.V.E.TM and supports Mac OS X technologies including an Aqua® interface, Apple ColorSync® and QuickTime®.

CorelDRAW 10 for Mac & Corel PHOTO-PAINT 10 for Mac: In keeping with Corel's commitment to provide Mac-specific, professional tools for designers, this is the first time Corel has offered the opportunity to purchase these standalone applications.

procreateTM KPT® effectsTM: The second application in the procreateTM line of creative enhancement tools and optimized for Mac OS X, Apple's next generation operating system, procreateTM KPT effects is a collection of nine new Adobe® Photoshop® compatible plug-ins designed to quickly add effects to digital images.

procreateTM KnockOut 2: The third application in the procreateTM line of creative enhancement tools, procreateTM KnockOut 2 leverages the strengths of Mac OS X and enables creative professionals to quickly mask and preserve photo objects with fine image details.

Corporate News

Corel participated with Microsoft at the launch of Windows® XP in New York on October 24, 2001. CorelDRAW® ESSENTIALS, the first graphics package optimized for this new operating system, was showcased as part of the launch activities. To mark the event, Derek Burney joined Bill Gates, chairman and chief software architect of Microsoft, and other technology leaders to open trading for the day on The Nasdaq Stock Market.

Corel further strengthened its relationship with Apple by announcing that the company intends to bring all future Mac professional graphics applications to Mac OS X. During 2001, Corel delivered seven native Mac OS X graphics products.

Corel finalized its acquisition of Micrografx. The deal officially closed on October 30, 2001. The company also worked towards the completion of its acquisition of SoftQuad, Software Ltd., a deal which is now estimated to close in early to mid March. With these two strategic acquisitions, Corel is positioning itself to capture a leadership position in the enterprise market.

Corel welcomed two new members to its executive management team: Gary Klembara, formerly executive vice-president, sales, at Micrografx, who became Corel's executive vice-president, sales; and Amanda Bedborough, formerly vice-president Europe, Middle East and Africa Operations (EMEA) for 3dfx Interactive, Inc., who was appointed to executive vice-president EMEA Operations at Corel. In addition to the appointment of Ms. Bedborough, the company made other significant investments in its EMEA Operations, designed to expand its global profile and drive revenues in these key markets.

Corel established a new team within the company, a strategic relations group, to further enhance its influence and profile with customers and partners in its targeted markets. Steve Houck, formerly executive vice-president, sales, is leading this new group as executive vice-president, strategic relations.

Corel welcomed new members to its board of directors. They are James L. Hopkins, former chairman, president, and CEO of Micrografx and David A. Galloway, president and CEO of Torstar. In addition, Germaine Gibara joined the board as a consultant to participate fully in all board deliberations pending her nomination for board membership. Ms. Gibara is scheduled to be nominated for board membership at Corel's next meeting of shareholders, scheduled for the Spring of 2002. Ms. Gibara is president of Avvio Management Inc., a management consulting firm, and has served on the board of directors of a number of public companies.

Industry Recognition

Corel and its products continued to garner industry praise. Recent awards include:

Derek Burney was recognized by MacDirectory as one of the 10 most influential people in the Macintosh® community in 2001. The MacDirectory Ten is an annual listing of top influencers in the Mac® industry, as chosen by the publication's staff and readers.

procreateTM: MacAddict's Extremely Unofficial MacExpo Awards: Most Effective Marketing award, October 2001

procreateTM Painter 7TM: CNET Rating 9 out of 10 - Editor's Choice, December 2001; MacAddict "Freakin' Awesome" Rating, November 2001; MacHome, 4.5 out of 5 Rating, November 2001

Corel® GRAPHICS SUITE 10 for Mac®: Macworld (UK), MacExpo: Macworld Best of Show, November 2001

Bryce® 5: Amazon.com, Best of 2001: Macintosh Software, 4.5 out of 5 rating, November 2001; MacAddict's Spiffy Award, 4.5 out of 5 rating, October 2001; Editor's Choice award, CADence, December 2001

CorelDRAW® 10 Graphics Suite: Reader's Choice 2001, Top 50 Products & Technologies, Digital Output, August 2001

Corel Corporation

Corel Corporation provides its customers with the creative tools they need to unleash their imaginations. With its heritage of software innovation and a solid franchise of loyal customers worldwide, Corel has earned its reputation as an internationally recognized developer of award-winning graphics and business productivity applications on multiple platforms, including Windows® and Macintosh®. Corel will continue to expand its support of the Web, delivering the Internet's versatility to customers through exciting Web-based applications, content and services. Corel will also be developing applications for Microsoft's .NET platform as part of its commitment to provide customers with a full range of applications and services over the Internet. With its headquarters in Ottawa, Canada, Corel continues to be one of Silicon Valley North's most exciting and influential software companies. Corel's common stock trades on the NASDAQ Stock Market under the symbol CORL and on the Toronto Stock Exchange under the symbol COR. For more information on Corel Corporation, please visit www.corel.com

This press release contains forward-looking statements as defined by the United States Private Securities Litigation Reform Act of 1995, involving the company's expectations about future financial results and other matters. These statements reflect management's current forecast of certain aspects of the company's future business. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results of operations to differ materially from historical results or current expectations. The words "plan", "expect", "believe", "intend", "anticipate", "forecast", "target", "estimate" and similar expressions identify forward-looking statements. Risk factors include shifts in customer demand, product shipment schedules, product mix, competitive products and pricing, technological shifts and other variables. Readers are referred to Corel's most recent reports filed with the Securities and Exchange Commission for a more complete discussion of the other risks and uncertainties. The factors underlying forecasts are dynamic and subject to change. As a result, forecasts speak only as of the date they are given and do not necessarily reflect the company's outlook at any other point in time. The company does not undertake to update or review these forward-looking statements.

© 2002 Corel Corporation. All rights reserved. Corel, CorelDRAW, Corel PHOTO-PAINT, Corel R.A.V.E., Bryce, procreate, KPT, effects, Painter 7 and the Corel logo are trademarks or registered trademarks of Corel Corporation or Corel Corporation Limited in Canada, the United States and/or other countries. All other product, font and company names and logos are trademarks or registered trademarks of their respective companies.

Corel Press Contact:

Anne Vis

(613) 728-0826 ext. 5182

anne.vis@corel.com

Corel Investor Contact:

John Hladkowicz

(613) 728-0826 ext. 1194

john.hladkowicz@corel.com

.

Corel Corporation

Consolidated Balance Sheets

(in thousands of US$)

	As at November 30
	2001	2000
	(Unaudited)
Assets
Current assets:
Cash and Cash equivalents	$ 24,924	$ 127,430
Restricted cash	19,367	1,136
Short-term investments	78,076
Accounts receivable
Trade	18,689	28,620
Other	1,272	773
Inventory	799	3,117
Future tax asset		479
Prepaid expenses	1,779	1,050
Total current assets	144,906	162,605

Investments	9,886	11,996
Future tax asset		965
Deferred financing charges	250	550
Capital assets	43,123	42,471
Goodwill	37,534
Total assets	$ 235,699	$ 218,587
Liabilities and shareholders' equity
Current liabilities:
Accounts payable and accrued liabilities	$ 27,862	$ 28,441
Participation rights obligation	16,338
Current portion of Novell obligations		10,000
Income taxes payable	4,749	6,595
Deferred revenue	10,160	10,907
Total current liabilities	59,109	55,943
Future income tax liabilities	4,967
Total Liabilities	$ 64,076	$ 55,943

Commitments and contingencies

Shareholders' equity
Share capital
Preferred shares: Series A (2001 - 24,000; 2000 - 24,000)
Common shares (2001 - 80709; 2000 - 73,641)	$ 388,193	$ 371,890
Contributed surplus	4,990	4,990
Deficit	(221,560)	(214,236)
Total shareholders' equity	171,623	162,644
Total liabilities and shareholders' equity	$ 235,699	$ 218,587

Corel Corporation

Consolidated Statements of Operations

(in thousands of US$, except share and per share data)

	For the three months ended November 30,		For the year ended November 30,
	2001	2000	2001	2000
	(Unaudited)		(Unaudited)

Revenue	31,619	40,350	134,320	157,487
Cost of sales	6,045	12,904	25,927	47,025
Gross Profit	25,574	27,446	108,393	110,462

Expenses:
Advertising	6,418	3,672	22,091	33,258
Selling, general and administrative	17,406	20,954	61,828	85,662
Research and development	7,282	7,963	25,251	43,867
Depreciation and amortization	1,334	2,094	5,577	7,354
Settlement proceeds			(409)
Loss (gain) on foreign exchange	(286)	175	(71)	1,371
	32,154	34,858	114,267	171,512
Income (loss) from operations	(6,580)	(7,412)	(5,874)	(61,050)
Gain (loss) on investments	(1,359)		(2,359)	14,585
Interest revenue (expense)	981	(1,559)	5,420	(1,305)
Income (loss) before the undernoted	(6,958)	(8,971)	(2,813)	(47,770)

Less:
Income tax expense (recovery)	3,599	(888)	4,039	4,705
Share of loss of equity investments	125	502	472	2,873
Net Income (loss)	(10,682)	(8,585)	(7,324)	(55,348)

Income (loss) per share
Basic	$ (0.14)	$ (0.12)	$ (0.10)	$ (0.80)
Diluted	$ (0.14)	$ (0.12)	$ (0.10)	$ (0.80)

Weighted average number of common shares outstanding (000's)
Basic	76,184	73,584	74,325	69,498
Diluted	76,184	73,584	74,325	69,498

Corel Corporation

Segmented information

The Company has only one global operating segment, as detailed in the consolidated financial statements included herein. The Company sells its products worldwide from four geographic regions. A summary of sales by product group, sales channel, region and major customer from consolidated operations is as follows:

	For the three months ended		For the Year Ended
	November 30		November 30
	2001	2000	2001	2000
By product
Creative Products	$ 16,186	$ 20,684	$ 73,949	$ 75,919
Business Applications	14,770	20,322	58,624	78,917
Other	663	(656)	1,747	2,651
Total sales	$ 31,619	$ 40,350	$ 134,320	$ 157,487

By sales channel
Retail packaged products	$ 15,944	$ 21,249	$ 77,838	$ 80,069
OEM licenses	2,678	4,330	11,475	17,640
Corporate licenses	12,997	14,771	45,007	59,778
Total sales	$ 31,619	$ 40,350	$ 134,320	$ 157,487

By region
United States	$ 16,894	$ 25,331	$ 76,287	$ 83,355
Canada	1,782	3,359	7,666	13,181
EMEA	9,361	10,720	35,313	42,453
Other international	3,582	940	15,054	18,498
Total sales	$ 31,619	$ 40,350	$ 134,320	$ 157,487